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                                EXHIBIT NO. 6.11
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                 MEMORANDUM OF UNDERSTANDING BETWEEN INTEGRATED
             SYSTEMS INTERNATIONAL, INC. AND LORAL CYBERSTAR, INC.
                             DATED MARCH 17, 2000.

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                           MEMORANDUM OF UNDERSTANDING


This Memorandum of Understanding (hereinafter "MOU") is recorded on the 17th day of March, 2000 between Integrated Systems International, Inc. with its principal offices located at 570 Lexington Avenue - 45th Floor, New York, NY 10022 (hereinafter "ISI") and Loral CyberStar, Inc., a wholly-owned subsidiary of Loral Space and Communications, organized under the laws of Delaware with its registered office at 2440 Research Blvd, Rockville, MD 20330
(hereinafter "CyberStar") (hereinafter referred to singularly as a "Party" and collectively as the "Parties").

                                  WITNESSETH:

WHEREAS, ISI, a content aggregator, has developed and intends to provide satellite based content delivery services on a world-wide basis;

WHEREAS, CyberStar provides satellite based telecommunications network services to enterprises and Internet Service Providers ("ISPs") on a world wide basis; and,

WHEREAS, CyberStar and ISI believe it would be in their mutual interest to enter into an arrangement so that each party may benefit the other through the delivery of text, multimedia - video, animation, and interactive video content of international satellite-based, customer network solutions incorporating the ISI services offerings.

NOW THEREFORE, the Parties hereto agree as follows:

1. PROPOSED AGREEMENT. It is the intention of the parties to endeavor to reach an agreement whereby:

       A. ISI will:

              1.) provide CyberStar with ISI's Interactive ISP Interface ("III") for their national and international Internet Service Provider's ("ISP");

              2.) configure the III to meet the requirements of each ISP's footprint, whether business or consumer; and,

              3.) provide content for the interface on a national and international basis to meet the demands of each consumer and business base via each ISP where the content would be in the form of text, multimedia - video, animation and interactive video; and,

       B. Cyberstar will:

              1.) provide ISI with a local server with access to their backbone for the delivery of ISI's updated interface for ISP's nationally and internationally and/or through the backbone to a local uplink for the delivery of the content;

              2.) provide ISI with a local server with access to their backbone for the sake of delivering ISI's content (as described in ISI's Section A(3) of this MOU) to ISP's locally and internationally and/or through the backbone to a local uplink for the [Illegible]


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              3.)    provide access to CyberStar's technical support team for
                     systems integration, planning and implementation; and,

       C. Both Parties will:

              1.) Work on an agreeable share of revenues based on banner ads, video ads and e-commerce.

              2.) Investigate a relationship whereby an agreeable value of company shares could be exchanged, which would give both ISI and CyberStar flexibility in making and implementing decisions mutually desirable to the outgrowth of each other's business and revenue models.

2. [Illegible] shall endeavor to enter into a definitive Agreement, which shall be contingent upon reaching mutually acceptable terms and conditions concerning the matters set forth in this MOU.

3. NON-EXCLUSIVITY. Neither this MOU nor the Agreement is intended to create an exclusive relationship between Parties and either
       Party has the right to enter into similar arrangements with other
       Parties.

4. DURATION OF MOU. If after six months from the date hereof, the Agreement has not been executed, then this MOU shall terminate unless extended by the Parties.

5. COST AND EXPENSES. Unless otherwise agreed, each Party shall bear its own costs and expenses for preparation for and entering into the Agreement.

6. LIMITATION OF LIABILITY. Neither Party is obligated to conclude any agreement, in which [ILLEGIBLE].

7.     CONFIDENTIALITY

       a) Except as required by applicable law, any governmental or regulatory authority, or court of competent jurisdiction, the Parties agree to keep any discussions or agreements associated with this MOU confidential and neither party shall publicly announce or discuss the terms or conditions of any discussions held or agreements contemplated or signed by and among the Parties without the consent of the other Party, provided, however, that the Parties may disclose the existence of a final agreement for purposes such as marketing and public relations without such prior approval.

       b) Subject to the prior review and approval by CyberStar of any press release, CyberStar hereby [ILLEGIBLE] releases announcing that CyberStar and ISP have entered into a non-binding Memorandum of Understanding for the purpose of negotiating definitive agreements for the sale of streaming media content services. Upon approval of the first such press release, CyberStar shall participate with ISP in releasing such a press statement.


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              Memorandum of Understanding for the purpose of negotiating definitive agreements for the sale of streaming media content services. Upon approval of the first such press release, CyberStar shall participate with ISP in releasing such a press statement.

8. PARTIES TO THE AGREEMENT. The Parties hereto understand that each Party, at its own discretion, may designate the particular entity within its corporate family, that is suited to carry out such Party's obligations hereunder, to enter into the Agreement contemplated herein.

IN WITNESS WHEREOF, the Parties hereto have executed this MOU or have caused this MOU to be executed on its behalf as of the date first set forth above.

INTEGRATED SYSTEMS INTERNATIONAL, INC.    LORAL CYBERSTAR, INC.


/s/ Terrance Tierney                     /s/ David Puente
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Signature                                Signature

Terrance Tierney                         David Puente
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Name                                     Name

President & CEO                          VP Business Development
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Title                                    Title






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